Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Citadel EFT, Inc. and Citadel EFT
Tustin, CA

We consent to the inclusion in the Registration Statement on Form S-1 of Citadel EFT, Inc. of our report dated February 3, 2010, relating to the audit of the balance sheet of Citadel EFT, Inc. as of September 30, 2009 and the related statements of operations, stockholder's equity, and cash flows for the period from inception (September 1, 2009) through September 30, 2009 and our report dated February 3, 2010 relating to the audits of the balance sheets of Citadel EFT as of December 31, 2007 and 2008, and August 31, 2009, and the related statements of operations, owner's equity, and cash flows for the years ended December 31, 2007 and 2008 and for the eight-month period ended August 31, 2009. We also consent to the reference to our firm under the heading "Experts" appearing therein.

GBH CPAs, PC
GBH CPAs, PC

www.gbhcpas.com
Houston, Texas
February 5, 2010